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                                                                    EXHIBIT 99.0

                       N E W S    R E L E A S E


[KING LOGO]
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE



             KING PHARMACEUTICALS ANNOUNCES MANAGEMENT APPOINTMENTS
                       FOLLOWING MERGER WITH JONES PHARMA


BRISTOL, TN, September 12, 2000 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that James R. Lattanzi will join King, effective October 1, 2000, as Chief Financial Officer. Mr. Lattanzi will fill the position being vacated by Brian G. Shrader who will assume the position of Treasurer of King.

Mr. Lattanzi, a Certified Public Accountant, comes to King from PricewaterhouseCoopers LLP ("PWC") where he served as managing partner of PWC's Greensboro, North Carolina office. His extensive career in public accounting spans approximately 24 years during which he has served as a partner in other PWC (and its predecessor Coopers & Lybrand, LLP) offices in New York, New York, and Pittsburgh, Pennsylvania. During his tenure as managing partner of the Greensboro office, Mr. Lattanzi served primarily public companies in the consumer products and pharmaceutical industries. Additionally, while at PWC, he was involved with numerous initial public offerings, and he served companies with significant international operations, including Fortune 500 companies. Mr. Lattanzi is a licensed Certified Public Accountant in 4 states and a member of the American Institute of Certified Public Accountants.

John M. Gregory, Chairman and Chief Executive Officer of King, stated, "We are delighted that Jim Lattanzi is joining King Pharmaceuticals. His reputation of high integrity and his vast experience in public accounting should prove valuable assets to the Company." Mr. Gregory added, "King greatly appreciates the tremendous contribution of Brian Shrader who has served as Chief Financial Officer since the Company's inception, and we look forward to his continuing significant involvement as Treasurer of King."

King announced also that Richard C. Williams has been appointed as an operating officer of King in the position of Vice Chairman, Strategic Planning. Mr. Williams is currently a member of the Board of Directors of King, and he presently serves as President of Conner-Thoele Limited, a consulting and financial advisory firm specializing in the healthcare and pharmaceutical industries. He serves also as a director of Immunomedics, Inc., a public biopharmaceutical and therapeutic company, and a director of Centaur, Inc., a private equine diagnostics company. Mr. Williams served previously as Chairman of Medco Research, Inc., prior to King's acquisition of Medco during February 2000. Prior to founding Conner-Thoele in 1989, Mr. Williams served as Vice President-Finance and Chief Financial Officer of Erbamont N.V., a multi-national ethical pharmaceutical company, and held executive and officer positions with Field Enterprises, Inc., Abbott Laboratories, UNC Resources, and American Hospital Supply Corporation.



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Additionally, King announced that John P. McCoy has been appointed as Executive
Vice President and General Manager of King's Bristol facility. Mr. McCoy presently serves King as Executive Vice President of Quality. Prior to joining King, Mr. McCoy held various management positions with Connaught Laboratories and McNeil Pharmaceuticals during his 29 year career in the pharmaceutical industry. Mr. McCoy will fill the position being vacated by James E. Gregory who has decided to resign to pursue personal goals.

"The experience and capabilities of these management appointees will add to the depth of King's already strong management team," further commented John M. Gregory.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

                                      # # #

      Contact: Kyle P. Macione, Executive Vice President, Corporate Affairs
                                  423-989-8077












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       KING PHARMACEUTICALS - 501 FIFTH STREET, BRISTOL, TENNESSEE 37620